Exhibit 10.7

Tenancy Agreement

An Agreement made the 6th day of February 2023 between the Landlord and the Tenant as more particularly described in Schedule I.

The Landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in Schedule I and both parties agree to observe and perform the terms and conditions as follows.-

1.	The Tenant shall pay to the Landlord the Rent in advance on the 15th day of each and every calendar month during the Term. If the Tenant shall fail to pay the Rent within 7 days from the due date, the Landlord shall have right to institute appropriate action to recover the Rent and all costs, expenses and other outgoings so incurred by the Landlord in relation to such action shall be a debt owed by the Tenant to the Landlord and shall be recoverable in full by the Landlord.

2.	The Tenant shall not make any alteration and / or additions to the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

3.	The Tenant shall not assign, transfer, sublet or part with the possession of the Premises or any part thereof to any other person. This tenancy shall be personal to the Tenant named herein.

4.	The Tenant shall comply with all ordinances, regulations and rules of Hong Kong and shall observe and perform the covenants, terms and conditions of the Deed of Mutual Covenant and Sub-Deed of Mutual Covenant (if any) relating to the Premises. The Tenant shall not contravene any negative or restrictive covenants contained in the Government Lease(s) under which the Premises are held from the Government.

5.	The Tenant shall during the Term pay and discharge all charges in respect of water, electricity, gas and telephone and other similar charges payable in respect of the Premises.

6.	The Tenant shall during the Term keep the interior of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner determination of this Agreement.

7.	The Tenant shall Pay to the Landlord the Security Deposit set out in Schedule I for the due observance and performance of the terms and conditions herein contained and on his part to be observed and performed. Provided that there is no antecedent breach of any of the terms and conditions herein contained, the Landlord shall refund the Security Deposit to the Tenant without interest within 7 days from the date of delivery of vacant possession of the Premises to the Landlord or settlement of any outstanding Payment owed by the Tenant to the Landlord, whichever is later. If the Rent and/or any charges payable by the Tenant hereunder or any part thereof shall be unpaid for seven (7) days after the same shall become payable (whether legally demanded or not) or if the Tenant shall commit a breach of any of the terms and conditions herein contained, it shall be lawful for the Landlord at any time thereafter to re-enter the Premises whereupon this Agreement shall absolutely determine and the Landlord may deduct any loss or damage suffered by the Landlord as a result of the Tenant’s breach from the Security Deposit without prejudice to any other right of action or any remedy of the Landlord in respect of such breach by the Tenant.

8.	Provided the Tenant shall have paid the Rent and other outgoings on the days and in the manner herein provided and observe and perform the terms and conditions herein contained and on the Tenant’s part to be observed and performed, the Tenant shall peacefully hold and enjoy the Premises during the Term without any interruption by the Landlord.

9.	The Landlord shall keep and maintain the structural parts of the Premises including the main drains, pipes and cables in proper state of repair provided that the Landlord’s liability shall not be incurred unless and until written notice of any defect or want of repair has been given by the Tenant to the Landlord and the landlord shall have failed to take reasonable steps to repair and remedy the same after the lapse of a reasonable time from the date of service of such notice.

10.	The Tenant shall himself/herself cover insurance for his/her own belongings against Typhoon, Depression, Storm, Flood, Fire, Theft and Accidents in relation to this Tenancy. The Landlord shall not be responsible for any damage or loss under all circumstances.

11.	The Landlord shall pay the Property tax payable in respect of the Premises.

12.	The Stamp Duty payable on this Agreement in duplicate shall be borne by the Landlord and the Tenant in equal shares.

13.	The Landlord and the Tenant agree to be bound by the additional terms and conditions contained in Schedule 11 (if any).

14.	If there is any conflict between the English version and the Chinese Version in this Agreement, the English version shall prevail.

15.	Tenant has to move out all his/her own belongings from the date of delivery of vacant possession of the premises to the landlord.

16.	Security Deposit cannot be utilised as rent payment.

Received the Security Deposit of HK$27,600 by the Landlord	Acknowledge the receipt of 3 Main door, 3 Iron Gat, 2 Mail Box Keys Acknowledged the receipt of the keys of the premises by the Tenant

/s/ Choi Ka Kwan Choi Ka Kwan	/s/ Kin Chiu – China Railway First Group Joint Venture Kin Chiu – China Railway First Group Joint Venture

Confirmed and Accepted all the terms and conditions Contained herein by the Landlord	Confirmed and Accepted all the terms and Conditions contained herein by the Tenant

/s/ Choi Ka Kwan Choi Ka Kwan	/s/ Kin Chiu – China Railway First Group Joint Venture Kin Chiu – China Railway First Group Joint Venture

Schedule I

The Premises	Flat B, 5/F of Block 4, Eightland Gardens, No. 2 On Chee Road, Tai Po, New Territories, Hong Kong

The Landlord	Choi Ka Kwan

The Tenant	Kin Chiu – China Railway First Group Joint Venture

Term	From 15 February 2023 to 14 February 2025

Rent	HK$13,800 per month

Security Deposit	HK$27,600

Schedule II

1.	User: The Tenant shall not use of permit to be used the Premises or any part thereof for any purpose other than for residential and office purpose only.

2.	Miscellaneous Payments: The following payments payable in respect of the Premises during the Term:

a.	Management fee paid by Landlord (at current rate) (per month) (subject to revision from time to time)

b.	Government Rates paid by Landlord (subject to actual amount demanded by the Government)

c.	Government Rent paid by Landlord (subject to actual amount demanded by the Government)

3.	Rent Free Period: The Tenant shall be entitled to a rent free period from 8 February 2023 to 14 February 2023 (both days inclusive) provided that the Tenant shall be responsible for the charges of water, electricity, gas, telephone and other outgoings payable in respect of Premises during such rent free period.

4.	Break Clause: Notwithstanding anything to the contrary hereinbefore contained, the Landlord/ Tenant/ either party shall be entitled to terminate this Agreement earlier than as herein provided by serving not less than one months’ written notice or by paying one months’ Rent in lieu to the Landlord/ Tenant/ other party provided that the said written notice shall not be served before the expiration of the twelve month of the Term of Tenancy.

5.	Furniture & Fixture included in this agreement is as follows: 1 Air-conditioner, 1 Gas/electric water-heater, 1 oil-ventilator, 1 ventilator, 1 gas-stove

6.	Tenant shall pay monthly rent to Landlord’s bank account

7.	All relevant rental issue of the Tenant shall be responsible Mr. Lam Ngo Chiu.

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